Exhibit 99.1

iStar Financial Inc.
1114 Avenue of the Americas
New York, NY 10036
News Release	(212) 930-9400

COMPANY CONTACTS	[NYSE: SFI]

David DiStaso	Jason Fooks
Chief Financial Officer	Assistant Vice President – Investor Relations

iStar Financial Names David DiStaso Chief Financial Officer

NEW YORK - December 22, 2010 - iStar Financial Inc. (NYSE: SFI), a leading publicly traded finance company focused on the commercial real estate industry, announced today that David DiStaso has been named chief financial officer, effective December 21, 2010.

DiStaso has served as chief accounting officer of iStar Financial since 2008 and has functioned as the Company’s principal financial officer since April 2010.

“Dave has been a key member of our finance and accounting team for more than two years, providing guidance and leadership to the Company, while effectively leading the team as our principal financial officer in this transition period,” said Jay Sugarman, iStar’s chairman and chief executive officer. “He has demonstrated his ability to perform as CFO and earned the confidence of our board, and we look forward to having Dave assume this new role.”

Prior to joining iStar Financial, DiStaso spent 11 years at CIT Group, Inc., most recently as chief financial officer of the Consumer Finance Division. He spent the first 10 years of his career in public accounting with KPMG.  DiStaso received his bachelor’s degree from Rutgers College and is a certified public accountant.

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iStar Financial Inc. is a leading publicly traded finance company focused on the commercial real estate industry. The Company primarily provides custom-tailored investment capital to high-end private and corporate owners of real estate, including senior and mezzanine real estate debt, senior and mezzanine corporate capital, as well as corporate net lease financing and equity. The Company, which is taxed as a real estate investment trust (“REIT”), provides innovative and value added financing solutions to its customers. Additional information on iStar Financial is available on the Company’s website at www.istarfinancial.com.

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